Exhibit(n)(3)

Farm Bureau Life Insurance Company+* Western Agricultural Insurance Company+* Farm Bureau Property & Casualty Insurance Company+*

April 30, 2026

Farm Bureau Life Insurance

Company 5400 University Avenue

West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a flexible premium variable life insurance policy (“Policy”) under the Securities Act of 1933, as amended. The prospectus included in Post- Effective Amendment No.33 to the Registration Statement on Form N-6 (File No. 333-87766) describes the Policy. I am familiar with the policy form described in the Registration Statement and exhibits thereto.

It is my professional opinion that the information contained in the examples set forth in Appendix A of the Statement of Additional Information, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 33 to the Registration Statement and to the reference to my name under the heading “Experts” in the Statement of Additional Information.

Sincerely,

/s/Zach Sundheim
Zach Sundheim
Life Product Support Director

5400 University Avenue, West Des Moines, IA 50266-5997 • 515.225.5400 • FBFS.com

Securities & services offered through FBL Marketing Services, LLC,+ 877.860.2904, Member SIPC l Advisory services offered through FBL Wealth Management, LLC.+
+Affiliates. *Company providers of Farm Bureau Financial Services.